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                                                                      Exhibit 12
                                                                      ----------


                         CENTOCOR, INC. AND SUBSIDIARIES
                       STATEMENT RE COMPUTATION OF RATIOS
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)


                                                1997              1996              1995              1994              1993
                                            -------------     -------------     -------------     -------------     -------------
      EARNINGS (LOSS):

      Earnings (loss)                            $11,130          ($12,763)         ($57,132)        ($126,658)         ($74,379)

      PLUS:

      Fixed charges (below)                        5,144             9,648            18,903            21,719            22,820

      LESS:

      Interest capitalized                             -                 -                 -                 -                 -
                                            -------------     -------------     -------------     -------------     -------------

      ADJUSTED EARNINGS (LOSS)                   $16,274           ($3,115)         ($38,229)        ($104,939)         ($51,559)



      FIXED CHARGES:

      Rent expense deemed interest               $ 1,049           $ 1,138           $ 1,191          $  1,187           $ 1,987

      Interest expense                             3,938             8,351            17,001            19,821            20,087

      Amortization of debt issuance cost             157               159               711               711               746

      Interest  capitalized                            -                 -                 -                 -                 -
                                            -------------     -------------     -------------     -------------     -------------

      TOTAL FIXED CHARGES                        $ 5,144           $ 9,648           $18,903          $ 21,719          $ 22,820

      RATIO                                         3.16            *                 *                 *                 *
                                            =============     =============     =============     =============     =============



      * Adjusted earnings did not cover fixed charges for the years ended December 31, 1996, 1995, 1994 and 1993 by $12,763,000, $57,132,000,
      $126,658,000 and $74,379,000, respectively.